UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2008

MORLEX, INC.
(Exact name of registrant as specified in its charter)

Colorado	000-30144	84-1028977
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

420 Lexington Avenue, Suite 450, New York, New York		10170
(Address of principal executive offices)		(Zip Code)

(212) 581-5150
(Registrant’s telephone number, including area code)

 N/A
(Former Address If Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Such forward-looking statements involve risks and uncertainties, including, among other things, statements regarding our business strategy, future revenues and anticipated costs and expenses. Such forward-looking statements include, among others, those statements including the words “expects,” “anticipates,” “intends,” “believes” and similar language. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in the section entitled “Risk Factors” in our current report on Form 8-K filed with the Securities and Exchange Commission on February 14, 2008. We undertake no obligation to publicly update the forward-looking statements or reflect events or circumstances after the date of this report.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 29, 2008, Jason J. Kulpa resigned from his position as the Chief Executive Officer of Morlex, Inc. (the “Company”) to pursue other opportunities. Mr. Kulpa will remain with the Company as Vice Chairman, Founder and Director.

On June 29, 2008, the Board of Directors of the Company appointed Richard J. Berman, Executive Chairman and previous Chief Executive Officer of the Company, to act as the interim Chief Executive Officer, until the Company finds a new permanent Chief Executive Officer.

Mr. Berman is the Chairman and Director of the Company. Mr. Berman has served as the Vice Chairman and a director of Duncan Media Group, Inc., which was acquired by the Company on February 14, 2008, since January 2007. Mr. Berman’s business career spans over 35 years of venture capital, management and merger & acquisitions experience. In the last five years, he has served as a director and/or officer of over a dozen public and private companies. Mr. Berman is currently Chairman of four public companies: Nexmed, a small biotech company; National Investment Managers, a company in pension administration; Secure Fortress Technology Systems (homeland security company) and the Company. He is also a director of eight public companies: Broadcaster, Inc., Easylink Services International, Inc., NexMed, Inc., National Investment Managers, Advaxis, Inc., NeoStem, Inc. Secure Fortress Technology Systems, and the Company. From 1998 to 2000, he was employed by Internet Commerce Corporation (now Easylin Services International) as Chairman and CEO. Previously, Mr. Berman worked at Goldman Sachs; was Senior Vice President of Bankers Trust Company, where he started the Mergers & Acquisitions and Leveraged Buyout Departments; created the largest battery company in the world by merging Prestolite, General Battery and Exide to form Exide Technologies (NYSE: XIDE); helped create what is now Soho (NYC) by developing five buildings, and advised on over $4 billion of M&A transactions. He is a past director of the NYU Stern School of Business where he obtained his Bachelor of Science and Masters in Business Administration. Mr. Berman also has U.S. and foreign law degrees from Boston College and The Hague Academy of International Law, respectively. Mr. Berman is 65 year old.

There is an existing employment agreement between the Company and Mr. Berman (“Employment Agreement”) which will remain unchanged during his service as interim Chief Executive Officer. Under the Employment Agreement, Mr. Berman agrees to serve as the Executive Chairman of the Company for an initial term of two years. The Company agrees to pay Mr. Berman an annual base salary of $180,000, which may be increased annually by our Board of Directors. Mr. Berman will also receive an annual performance bonus in an amount determined by our Board of Directors. Mr. Berman is entitled to receive standard benefits of our senior management employees. We are obligated to grant a stock option for the right to purchase 250,000 shares of Company Common Stock to Mr. Berman. Mr. Berman is entitled to a seat on our Board of Directors during his term of employment with us. Mr. Berman agrees to enter into a Proprietary Interests and Inventions Agreement, an Arbitration Agreement and a Non-Competition/Non-Solicitation Agreement. In the event that Mr. Berman’s employment with the Company is terminated without cause or for good reason upon a change of control, then Mr. Berman’s non-competition obligations will be limited and he will be entitled to, among other things, a lump sum payment in an amount equal to the aggregate of twelve months of his then current base salary and two times (1) the greater of his performance bonus for the year of termination or (2) the largest bonus paid to him over the past three years and his options shall become fully vested and exercisable. If Mr. Berman’s employment is terminated voluntarily or for cause, then Mr. Berman shall not be entitled to the lump sum described above; however, his options will still become fully vested and exercisable. A copy of the Employment Agreement was filed as Exhibit 10.1 to the Company’s Current Report on form 8-K filed with the Securities Exchange Commission on February 14, 2008, and is incorporated herein by reference.

As previously reported, Mr. Berman may be deemed to directly or indirectly beneficially own 3,360,577 shares of Common Stock of the Company, representing approximately 9.62% of the outstanding Common Stock of the Company. In addition, the Company owes $1,310,000 plus accrued and unpaid interest to Mr. Berman under certain short term Notes.

Item 8.01.	Other Events.

On July 1, 2008, the Company issued a press release announcing the events described in Item 5.02. A copy of the Company's press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of Morlex, Inc. dated July 1, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORLEX, INC.

Dated: July 2, 2008	By:	/s/ Richard J. Berman
Name: Richard J. Berman
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Morlex, Inc. dated July 1, 2008